UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November, 25th, 2016

ASTERIKO CORP.

(Exact name of Registrant as specified in its charter)

Nevada	333-197692	37-1757067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

488 Soi Rachada Niwet Samsen Nok

Huai Khwang, Bangkok, Thailand 10310

Address of Principal Executive Office

(+65) 227 43404

Registrant’s telephone number, including area code

616 Corporate Way, Suite 2-6834

Valley Cottage, NY 10989

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.01 – CHANGE IN CONTROL OF REGISTRANT.

On November 25th, 2016, Pursuant to a stock purchase by and between Ilia Tomski the Company's President and CEO and, Kido Inter Co. Limited (“Kido”) which is wholly owned by Ms. Somporn Phatchan, Kido Inter Co. Limited fully acquired 5,000,000 shares of common stock.  Kido's total share ownership is equivalent to 70.62% ownership of the Company, constituting control. Kido paid $246,000 for its control shares

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On November 25th, 2016, Ilia Tomski resigned his official positions as Directors of the Corporation, and on the same day the shareholders of the Corporation voted Ms. Somporn Phatchan as Director and CEO of the Company, and Eng Wah Kung as Chief Financial Officer and Director; and Yun Chen Zou as Chief Operating Officer and Director.

Ms. Somporn PHATCHAN, 30, is a noted Thai businesswoman. From 2006, she worked in various Thailand based tour and travel companies acting in senior management positions. From 2010 to 2016, she was CEO and director of 123 Inter Tour Co. Ltd., Thailand. She holds a honors bachelor’s degree in Hotel & Tourism Management with Stamford International University, Thailand. She is responsible for formulation of the Company's long and short term plans using her extensive knowledge, skills and experiences in the industry.

Mr. Eng Wah KUNG, 55, holds a Diploma in Hotel Management and Food and Beverage with Les Roches, Switzerland. Prior to joining the Company, he has been acting as the CEO and director for another US listed company, LWH Biomass Inc. (aka Glorywin Entertainment Group Inc), in-charge of over-seeing its direction and financial performance since June 2014. He also was the general manager of several Southeast Asian hotel operations companies including Nha Trang Lodge, Vietnam and NCL Cambodia Pte Ltd. He has over 33 years’ experience in senior management positions in hotel and travel industry.

Mr. Yun Chen ZOU, 36, holds a bachelor’s degree in Tourism Management with the Hospitality and Tourism University, Taiwan. From 2010 to 2016, he was the COO and director of 123 Inter Tour Co. Ltd., Thailand, and responsible for its daily operations. He has over 15 years of experience in senior management positions within the tourism industry.

ITEM 9.01 EXHIBITS

(d) Exhibits.

99.1	Shareholder’s Resolution Appointing New Director
99.2	Resignation of Ilia Tomski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asteriko Corp.

By:	/s/ Somporn Phatchan
Somporn Phatchan CEO

Date: November 28, 2016